Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone:1-646-536-7331
Tel: 1-484-693-1700	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports
Second Quarter 2016 Financial Results

Wayne, PA – November 16, 2015 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the second quarter and first six month period of fiscal year 2016, the period ended September 30, 2015.
Second Quarter Recap
"This was another quarter of operational and financial progress, as we delivered our second consecutive quarter of net profit and expanded our sales order backlog by approximately $3 million in the last six months," stated Alexander Shen, TechPrecision's Chief Executive Officer. "Our continued efforts with our core customers enabled us to expand our backlog at September 30, 2015 to approximately $17.5 million compared to $14.3 million at March 31, 2015. We improved profitability in the second quarter of fiscal year 2016 on a sales volume that was 10% lower than the same period last fiscal year. We ended Q2 FY2016 with a 25% decrease in selling, general, and administrative expense, and had a net profit of 6% compared to a net loss of 14% for Q2 FY15. We achieved these results with our consistent sharp focus on productivity initiatives, resource realignment, and top line growth with key customers."
"Moving forward, we intend to maintain the sharp focus that got us to this point of our recovery," continued Mr. Shen. "We plan to increase our backlog and focus on new business contracts with our core customers which utilize our core competencies in custom, large scale, high precision fabrication and machining, and leverage our established expertise, certifications, and qualifications in the defense, nuclear, and precision industrial sectors. We must continue to execute and maintain operational run rate improvements to improve gross margins, and increase the amount of cash generated from operations."
Second Fiscal Quarter 2016 Summary: Three Months Ended September 30
•	Net sales were $4.1 million compared to $4.6 million in the year-ago quarter and compared sequentially to the $4.4 million reported in Q1 of fiscal 2016.
•	Cost of sales decreased 27% or $1.0 million to $2.7 million compared to $3.7 million in the year-ago quarter.
•	Gross profit was $1.4 million compared to a gross profit of $0.9 million in the same quarter last year. Gross margins improved in the second quarter of fiscal 2016 due to better production mix, lower materials and labor costs, and the absence of contract losses. Gross profit in the second quarter of fiscal 2016 improved by $0.1 million sequentially from Q1 of fiscal 2016.
•	Selling, general and administrative expenses decreased by approximately 25%, or $0.3 million, to $0.9 million in the second quarter of fiscal 2016 from $1.2 million in the same quarter last year.
•	Net income was $0.3 million for the second quarter of fiscal 2016 compared with a net loss of $0.6 million in the prior year second quarter and sequentially with net income $0.2 million in the first quarter of fiscal 2016.

Six Months Year-to-Date Financial Results
•	Net sales decreased 21% or $2.3 million to $8.5 million from $10.8 million in the year-ago six-month period. Fiscal 2015 revenues were higher because of higher shipments for production furnace components and certain prototypes. The Company shipped $1.8 million of production furnace components for the six months ended September 30, 2014 as required under a purchase agreement with GTAT.
•	Cost of sales decreased 40% or $3.9 million to $5.8 million compared to $9.7 million in the year-ago six-month period. In the prior year, higher labor costs, under absorbed overhead and contract losses were the primary factors for the higher cost of sales.
•	Gross profit in the first six months of fiscal 2016 was $2.7 million as compared to a gross profit of $1.1 million in the first six months of fiscal 2015. Fiscal 2016 gross margins were aided by a better production mix compared to higher labor costs, under absorbed overhead and contract losses which dampened margins in fiscal 2015.
•	The Company continues to pursue efforts to recover significant portions of the contract losses recorded within the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015.
•	Selling, general and administrative expenses decreased by approximately 32%, or $0.8 million, to $1.7 million in the first six months of fiscal 2016 from $2.5 million in the same six month period last year.
•	Net income was $0.5 million for the first six months of fiscal 2016 compared to a net loss of $1.9 million in the first six months of fiscal 2015.
Balance Sheet Summary
At September 30, 2015, TechPrecision had negative working capital of $1.6 million as compared with negative working capital of $2.0 million at March 31, 2015. Current liabilities at September 30, 2015 and March 31, 2015 included $2.2 million of short-term debt obligations which the Company is currently looking to refinance on a long-term basis. As of September 30, 2015, the Company had $1.6 million in cash and cash equivalents compared to $1.3 million at March 31, 2015.
Teleconference Information
The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Monday, November 16, 2015. To participate in the live conference call, please dial 1-877-407-8133 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-201-689-8040. When prompted, reference Conference Passcode 13624540.
A replay will be available for one month until December 16, 2015. To access the replay, dial 1-877-660-6853 or 1-201-612-7415. When prompted, enter Conference Passcode 13624540.
The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=174509.
About TechPrecision Corporation
TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision's goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern, to change the composition of our revenues and effectively reduce operating expenses, the Company's ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net sales	$4,103,887	$4,570,711	$8,478,862	$10,801,052
Cost of sales	2,696,333	3,702,996	5,788,449	9,715,097
Gross profit	1,407,554	867,715	2,690,413	1,085,955
Selling, general and administrative	910,038	1,210,136	1,714,245	2,538,909
Income (loss) from operations	497,516	(342,421)	976,168	(1,452,954)
Other income (expense)	1,255	(1,211)	1,066	(1,158)
Interest expense (includes OCI reclassifications for cash flow hedges of ($219,359) and ($248,464) in 2014)	(244,179)	(458,005)	(516,301)	(618,594)
Interest income	14	75	24	75
Total other expense, net	(242,910)	(459,141)	(515,211)	(619,677)
Income (loss) before income taxes	254,606	(801,562)	460,957	(2,072,631)
Income tax benefit (related to OCI reclassification)	--	(152,792)	--	(152,792)
Net income (loss)	$254,606	$(648,770)	$460,957	$(1,919,839)
Other comprehensive income, before tax:
Change in unrealized loss on cash flow hedges	--	--	--	(16,680)
Reclassification adjustment for cash flow hedges	--	219,359	--	248,464
Foreign currency translation adjustments	1,413	17	1,352	47
Other comprehensive income, before tax	1,413	219,376	1,352	231,831
Tax expense from reclassification adjustment	--	152,792	--	152,792
Other comprehensive income, net of tax	1,413	66,584	1,352	79,039
Comprehensive income (loss)	$256,019	$(582,186)	$462,309	$(1,840,800)
Net income (loss) per share (basic)	$0.01	$(0.03)	$0.02	$(0.08)
Net income (loss) per share (diluted)	$0.01	$(0.03)	$0.02	$(0.08)
Weighted average number of shares outstanding (basic)	26,113,433	24,669,958	25,460,435	24,336,018
Weighted average number of shares outstanding (diluted)	26,257,402	24,669,958	25,503,542	24,336,018

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,644,613	$1,336,325
Accounts receivable, less allowance for doubtful accounts of $25,010 at September 30, 2015 and March 31, 2015	818,448	826,363
Costs incurred on uncompleted contracts, in excess of progress billings	1,474,037	2,008,244
Inventories- raw materials	150,633	134,812
Current deferred taxes	826,697	826,697
Other current assets	420,266	538,253
Total current assets	5,334,694	5,670,694
Property, plant and equipment, net	5,232,921	5,610,041
Other noncurrent assets, net	16,210	45,490
Total assets	$10,583,825	$11,326,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$806,800	$1,526,123
Trade notes payable	11,173	138,237
Accrued expenses	1,755,386	1,665,658
Advanced claims payment	507,835	--
Deferred revenues	683,838	1,211,506
Short-term debt	2,250,000	2,250,000
Current portion of long-term debt	933,998	933,651
Total current liabilities	6,949,030	7,725,175
Long-term debt, including capital lease	2,018,771	2,485,858
Noncurrent deferred taxes	826,697	826,697
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock - par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with -0- and 1,927,508 shares issued and outstanding at September 30, 2015 and March 31, 2015, respectively (liquidation preference: $0 - September 30, 2015; $549,340 - March 31, 2015)	--	524,210
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 27,324,593 and 24,669,958 shares issued and outstanding at September 30, 2015 and at March 31, 2015, respectively	2,719	2,467
Additional paid in capital	7,052,774	6,487,589
Accumulated other comprehensive income	22,209	23,561
Accumulated deficit	(6,288,375)	(6,749,332)
Total stockholders' equity	789,327	288,495
Total liabilities and stockholders' equity	$10,583,825	$11,326,225

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$460,957	$(1,919,839)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	546,708	553,587
Stock based compensation expense	41,227	132,784
Net loss on interest rate swaps	--	49,544
Provision for contract losses	20,371	(576,605)
Changes in operating assets and liabilities:
Accounts receivable	7,915	228,636
Costs incurred on uncompleted contracts, in excess of progress billings	534,207	1,347,181
Inventories – raw materials	(15,821)	94,787
Other current assets	(4,757)	58,999
Other noncurrent assets	--	(169,316)
Accounts payable	(846,386)	(44,849)
Accrued expenses	68,298	270,054
Advanced claims payment	507,835	--
Deferred revenues	(527,667)	(1,192,764)
Net cash provided by (used in) operating activities	792,887	(1,167,801)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17,600)	(54,096)
Net cash used in investing activities	(17,600)	(54,096)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt	--	4,150,000
Repayment of long-term debt	(466,740)	(3,024,498)
Deferred loan costs	--	(141,041)
Net cash (used in) provided by financing activities	(466,740)	984,461
Effect of exchange rate on cash and cash equivalents	(259)	(1)
Net increase (decrease) in cash and cash equivalents	308,288	(237,437)
Cash and cash equivalents, beginning of period	1,336,325	1,086,701
Cash and cash equivalents, end of period	$1,644,613	$849,264